                                                                EXHIBIT 10(a)
                                  Law Offices

                           DRINKER BIDDLE & REATH LLP
                      Philadelphia National Bank Building
                              1345 Chestnut Street
                          Philadelphia, PA  19107-3496
                           Telephone:  (215) 988-2700
                                 TELEX:  834684
                              FAX:  (215) 988-2757


                                 December 19, 1997



Goldman Sachs Variable Insurance Trust
4900 Sears Tower
Chicago, IL  60606

Re:  Registration Statement on Form N-1A/Issuance of Shares
     ------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Goldman Sachs Variable Insurance Trust, a Delaware business trust (the "Trust") organized under an Agreement and Declaration of Trust dated September 16, 1997 (the "Declaration of Trust"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form N-1A (File No. 333-35883) (the "Registration Statement"), of shares of beneficial interest ("Shares") in nine series, or portfolios, of the Trust. The nine series are the Goldman Sachs Growth and Income, Goldman Sachs CORE U.S. Equity, Goldman Sachs CORE Large Cap Growth, Goldman Sachs CORE Small Cap Equity, Goldman Sachs Capital Growth, Goldman Sachs Mid Cap Equity, Goldman Sachs International Equity, Goldman Sachs Global Income and Goldman Sachs High Yield Funds. The Trust is authorized to issue an unlimited number of Shares in each of the aforesaid series.

      We have reviewed the Registration Statement and the Trust's Declaration of Trust, its by-laws, and certain resolutions adopted by its Trustees, and have considered such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the Delaware Business Trust Act and the federal law of the United States of America.

     Based on the foregoing, we are of the opinion that the Shares registered under the Registration Statement will be, when issued against payment therefor as described therein, legally issued, fully paid and non-assessable by the Trust, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust). Pursuant to Section 2 of
Article VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of Pre-Effective Amendment No. 1 to the Trust's Registration Statement on Form N-1A. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.


                                 Very truly yours,


                                 /s/ Drinker Biddle & Reath LLP
                                 DRINKER BIDDLE & REATH LLP